SULLIVAN & CROMWELL
NEW YORK TELEPHONE: (212) 558-4000
TELEX: 62694 (INTERNATIONAL) 127816 (DOMESTIC)
125 Broad Street, New York 10004-2498
CABLE ADDRESS: LADYCOURT, NEW YORK
FACSIMILE: (212) 558-3588 (125 Broad Street)
250 PARK AVENUE, NEW YORK 10177-0021
        (212) 558-3792 (250 Park Avenue)
1701 PENNSYLVANIA AVE, N.W. WASHINGTON, D.C. 20006-5805
SOUTH FLOWER STREET, LOS ANGELES 90071-2901
8, PLACE VENDOME, 75001 PARIS
ST. OLAVE'S HOUSE, 9a IRONMONGER LANE, LONDON EC2V 8EY
101 COLLINS STREET, MELBOURNE 3000
2-1, MARUNOUCHI I-CHOME, CHIYODA-KU, TOKYO 100
GLOUCESTER TOWER, 11 PEDDER STREET, HONG KONG

                                                               November 20, 1995



Seligman Tax-Exempt Fund Series, Inc.,
  100 Park Avenue,
    New York, New York 10017.

Dear Sirs:

     You have requested our opinion in connection with the notice which you propose to file pursuant to Rule 24f-2 under the Investment Company Act of 1940 with respect to your Capital Stock, $0.001 par value ("Capital Stock"), as follows: 2,028,730 shares of Capital Stock of your Natio Tax-Exempt Series (the "National Shares"); 285,067 shares of Capital Stock of your Colorado Tax-Exempt Series (the "Colorado Shares"); 681,598 shares of Capital Stock of your Georgia Tax-Exempt Series (the "Georgia Shares"); 244,500 shares of Capital Stock of your Louisiana Tax-Exempt Series (the "Louisiana Shares"); 458,618 shares of Capital Stock of your Maryland Tax-Exempt Series (the "Maryland Shares"); 1,131,692 shares of Capital Stock of your Massachusetts Tax-Exempt Series (the "Massachusetts Shares"); 943,949 shares of Capital Stock of your Michigan Tax-Exempt Series (the "Michigan Shares"); 864,078 shares of Capital Stock of your Minnesota Tax-Exempt Series (the "Minnesota Shares"); 277,760 shares of Capital Stock of your Missouri Tax-Exempt Series (the "Missouri Shares"); 1,134,631 shares of Capital Stock of your New York Tax-Exempt Series (the "New York Shares"); 746,396 shares of Capital Stock of your Ohio Tax-Exempt Series (the "Ohio Shares"); 728,957 shares of Capital Stock of your Oregon Tax-Exempt Series (the "Oregon Shares"); and 1,265,415 shares of Capital Stock of your South Carolina Tax-Exempt Series (the "South Carolina Shares").

     As your counsel, we are familiar with your organization and corporate status and validity of your Capital Stock.

     We advise you that, in our opinion, the National Shares, the Colorado Shares, the Georgia Shares, the Louisiana Shares, the Maryland Shares, the Massachusetts Shares, the Michigan Shares, the Minnesota Shares, the Missouri Shares, the New York Shares, the Ohio Shares, the Oregon Shares, and the South Carolina Shares are legally and validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the General Corporation Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We consent to the filing of this opinion with the Securities and Exchange Commission in connection with the notice referred to above. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securit Act of 1933.

                                                               Very truly yours,

                                                             SULLIVAN & CROMWELL
                                                             -------------------
                                                             SULLIVAN & CROMWELL